Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Appoints Sunil Patel to Board of Directors

SAN DIEGO (October 8, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced the appointment of Sunil Patel to the Company’s Board of Directors.

Mr. Patel, 39, has more than 17 years of senior management and R&D experience in the biotechnology industry and is currently Senior Vice President of Corporate Development for OncoMed Pharmaceuticals, a development-stage company focused on therapeutics targeting cancer stem cells. Mr. Patel has held senior management positions in corporate development, marketing, and strategy with BiPar Sciences, Allos Therapeutics, Connetics, Abgenix and Gilead Sciences. Mr. Patel also worked at McKinsey & Company serving biotech and pharmaceutical clients and has held scientific research positions at ZymoGenetics and ProCyte.

“Given Ligand’s unique biotech business model of conducting research, and acquiring and licensing assets, Sunil is an excellent addition to Ligand’s Board,” said John L. Higgins, President and Chief Executive Officer of Ligand. “Sunil has played a leadership role in numerous significant biotech licensing and M&A deals over the past several years. He has keen knowledge of the small and mid-cap biotech universe, extensive licensing and deal execution experience, and good instincts for R&D and pipeline priorities at big pharma. His ideas, knowledge and experience will be highly valuable as we work to continue to expand our business.”

Mr. Patel received his undergraduate degree in Chemistry at the University of California, Berkeley, and master’s degree in Molecular Bioengineering/Biotechnology at the University of Washington.

About Ligand Pharmaceuticals Incorporated

Ligand discovers and develops novel drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, tissue-specific receptor ligand interactions and gene-expression tools. Among its peers, we believe Ligand has assembled one of the largest portfolio of assets including commercial therapies developed in partnership with pharmaceutical companies. Along with several internal programs, Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline (GSK), Merck, Pfizer, Roche, Bristol-Myers Squibb and AstraZeneca, and more than 30 programs in various stages of development.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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